EXECUTION VERSION

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”), is made and entered into as of August 30, 2015, by and between PALTAR PETROLEUM LIMITED, an Australian public company limited by shares (“Paltar”), in favor of NATION ENERGY INC., a Wyoming corporation (together with its Permitted Designees (as defined below), “Nation”).

RECITALS

WHEREAS, Paltar is the owner of (a) all of the issued share capital (being 10 shares as at the date of this agreement) (the “Shares”) of Officer Petroleum Pty Ltd., an Australian proprietary company (“Officer”), and (b) (i) an undivided 50% interest in EP 136 and EP 143, as listed on Exhibit A-1 attached hereto, and a 100% interest in EP 231, EP 232, EP 234 and EP 237, as listed on Exhibit A-2 attached hereto (in each case as updated in accordance with Section 10 hereof, and together with all related business, financial, technical, geophysical, geological, geochemical and environmental information and data which Paltar has the legal right to covey, the “Permits”, and the Permits, collectively with the Shares, the “Assets”), and (ii) the applications for exploration permits listed on Exhibit B attached hereto (the “Applications”); and

WHEREAS, in connection with the execution by the parties and certain of their affiliates of seven Earning Agreements listed on Schedule 1 attached hereto (the “Earning Agreements”) and the consummation of the other transactions (the “Transactions”) contemplated by that certain Third Amended and Restated Agreement regarding Paltar Petroleum Limited Australia Permits & Applications, dated as of August 30, 2015 (the “Letter Agreement”), and as further inducement to Nation to consummate the Transactions, Paltar desires to grant to Nation an option to acquire the Assets on the terms and conditions specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants contained herein and other good and valuable consideration, including the payment of AUD$100, by Nation to Paltar, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Conditional Grant of Option.  Pursuant to the terms and subject to the conditions of this Agreement, on the FATA Approval Date (as defined below), if any, Paltar grants to Nation or, at Nation’s designation, any one or more of Nation’s Australian subsidiaries or affiliates (other than Nation Energy (Australia) Pty Ltd, an Australian limited company (ACN 606 533 046) (“Nation Australia”)) (each a “Permitted Designee”), an indivisible option (the “Option”) to purchase the Assets, subject in all cases to, and following compliance with, the approvals contemplated by Section 3 below.

2. Purchase Price.  If, following the FATA Approval Date, if any, Nation chooses to exercise the Option pursuant to Section 5, the purchase price for all of the Assets (the “Purchase Price”) shall be AUD$10,000,000 (exclusive of GST (as defined below)).

3. Governmental Approvals.  The parties acknowledge that the consummation of the transactions contemplated hereby may constitute an acquisition of an interest in Australian urban land (“AUL”) within the meaning of the Foreign Acquisitions and Takeovers Act 1975 (Cth) (“FATA”) and, as a result, the Option granted hereunder by Paltar in favor of Nation may be subject to and conditional upon Nation not having received any order or notice under FATA prohibiting Nation (or, if applicable, a Permitted Designee) from making an acquisition of AUL or making an acquisition of AUL subject to conditions which are unacceptable to Nation in its sole and absolute discretion.  On or as soon as practicable after the date of this Agreement, Nation agrees to use its commercially reasonable efforts to make and pursue all necessary applications and notifications under FATA. The “FATA Approval Date” referred to in Section 1 of this Agreement shall be the earliest to occur of the following: (a) the date upon which Nation receives notice that the grant of the Option is not prohibited under FATA (provided that any conditions placed on the notice (if any) are acceptable to Nation in its sole and absolute discretion); (b) the date upon which a notice prohibiting the acquisition can no longer be delivered to Nation under FATA; and (c) the date upon which Nation waives compliance with FATA, which waiver Nation shall control in its sole and absolute discretion.

4. Registration.  At any time following the FATA Approval Date, if any, Nation may, if it elects to do so in the exercise of its sole discretion, apply to the relevant Minister pursuant to section 96(3) of the Petroleum Act (NT) for approval of this Option for the purposes of having an entry made in the register in accordance with section 96(7) of the Petroleum Act.  Paltar shall take all such steps in its power as are necessary or reasonably requested by Nation in order to achieve the approval and entry in the register in accordance with this clause.

5. Effect of Exchange Transaction;  Exercise of the Option; Revocation

(a) Effect of Exchange Transaction.  Notwithstanding anything herein to the contrary, including any delivery by Nation of a Notice of Exercise (as defined below), in the event that an Exchange Transaction (as defined in the Letter Agreement) is consummated on or prior to December 16, 2015, this Agreement shall immediately terminate and be of no further force or effect.

(b) Notice of Exercise. In order to validly exercise the Option conditionally granted hereunder, Nation must deliver a written notice (the “Notice of Exercise”) to Paltar during the term of this Agreement, which it may do at any time during the period beginning on the FATA Approval Date and ending at 11:59 PM (Mountain Daylight Time) on August 30, 2016 (provided that the Agreement is not earlier terminated automatically pursuant to Section 5(a) or otherwise, the “Expiration Date”), stating that it has elected to exercise the Option and certifying that it has (i) caused Nation Australia to execute the two additional earning agreements (the “Additional Earning Agreements”) contemplated by Paragraph 2 of the Letter Agreement and (ii) performed its material obligations under all of the Earning Agreements and the Additional Earning Agreements as of such date.  If Nation has not delivered a Notice of Exercise to Paltar by the Expiration Date, this Agreement shall immediately terminate.

(c) Due Diligence Materials; Revocation.  Upon delivery of a Notice of Exercise during the term of this Agreement, Paltar shall promptly provide (i) audited financial statements regarding Officer and Paltar for the three most recent fiscal years prepared by a PCAOB approved auditor in compliance with accounting principles and standards acceptable to the Securities and Exchange Commission and any additional fiscal period financial statements that may then be required under the regulations of the Securities and Exchange Commission, and (ii) all information reasonably requested by Nation in order for Nation to conduct its due diligence review of the Assets.  Provided that this Agreement has not been earlier terminated pursuant to Section 5(a) or otherwise, in the event that Nation is not satisfied with the results of its due diligence review, as determined in its sole and absolute discretion, it shall have the right to revoke the Notice of Exercise as to all or any portion of the Assets by providing written notice of its election to revoke (a “Revocation Notice”) to Paltar no later than 11:59 PM (Mountain Time) on the sixtieth (60th) day after its delivery of the Notice of Exercise (such date the “Revocation Expiration Date”).

(d) Required Approvals.  Unless (i) this Agreement is earlier terminated pursuant to Section 5(a) or otherwise or (ii) the Notice of Exercise is revoked in accordance with Section 5(c), immediately following the Revocation Expiration Date, Paltar and Nation will use commercially reasonable efforts to (x) obtain any approval of any third party (including any governmental entity) necessary to validly and lawfully transfer any and all of the Assets from Paltar to Nation (each a “Required Approval”), and (y) take all actions necessary to transfer or cause to be transferred the Assets from Paltar to Nation at the Closing.

6. Transaction Agreements.  Unless (i) this Agreement is terminated pursuant to Section 5(a) or otherwise or (ii) the Notice of Exercise is revoked in accordance with Section 5(c), promptly following the Revocation Expiration Date, Nation and Paltar will negotiate in good faith the definitive agreements and other documents and instruments necessary to effect Nation’s purchase of the Assets (the “Transaction Agreements”).  The Transaction Agreements shall contain customary representations and warranties relating to the Assets and the Applications and shall provide that, among other things, (A) Paltar’s interest in the Assets shall be transferred to Nation free from any lien or other encumbrance other than the Existing Liens (as defined below), (B) any Permit granted to Paltar after the Closing Date (as defined below) will be conveyed by Paltar to Nation as soon as practicable after such Permit has been granted, (C) Paltar will agree to (1) inform Nation of all actions necessary in its good faith, reasonable judgment required to be taken in order to maintain the Applications or convert the Applications into exploration permits, as the case may be, and (2) take all such actions as may be requested by Nation to cause the Applications to be maintained or converted into exploration permits, all direct, out-of-pocket costs associated therewith to be borne by Nation and (D) the obligation of Nation to purchase the Assets and to take the other actions required by this Agreement at the Closing are subject to the satisfaction (or waiver by Nation in its sole and absolute discretion) on or before the Closing Date of the following conditions: (X) the Paltar-Hislop-Siegel Notes (as defined below) shall have been repaid in full by Paltar and any security interest in the Assets securing the Paltar-Hislop-Siegel Notes shall have been released; (Y) any and all Required Approvals shall have been obtained or waived, in each case as determined by Nation in its sole and absolute discretion; and (Z) the representations and warranties of Paltar contained herein shall be true and correct on and as of the Closing Date.

7. Closing.  The closing of the exercise of the Option (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, One Tabor Center, 1200 Seventeenth Street, Suite 1500, Denver, Colorado  80202, or such other address as Nation may elect, acting reasonably.  If the Option is validly exercised, the Closing shall occur on or before the day that is one hundred eighty (180) days following the Revocation Expiration Date (the date on which the Closing occurs being the “Closing Date”).

8. Representations and Warranties.

(a) Representations and Warranties of Paltar.  Paltar represents, warrants and covenants to Nation as of the date hereof and as of the date of any Notice of Exercise as follows:

i. Paltar is an Australian public company limited by shares duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite public limited company power and authority to carry on its business and own and operate its properties as now conducted and as proposed to be conducted and to perform its obligations pursuant to this Agreement.  Paltar is duly qualified to transact business and is in good standing in each jurisdiction where the failure to be so qualified would have or could reasonably be expected to have a material adverse effect on Paltar’s financial condition or business as now conducted or as currently proposed to be conducted (a “Paltar Material Adverse Effect”).

ii. All public limited company action on the part of Paltar, its directors, officers, governing body and equity holders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Paltar hereunder have been taken or will be taken. This Agreement, when executed and delivered by Paltar, shall constitute a valid and legally binding obligation of Paltar, enforceable against Paltar in accordance with its respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

iii. Paltar is not in violation of any term of its formation or governing documents, each as amended to date, or, in any respect of any term or provision of any note, indenture, mortgage, indebtedness, indenture, contract, agreement, purchase order, instrument, judgment, order or decree to which it is party or by which it or its assets is bound which has had or will have a Paltar Material Adverse Effect.  Paltar is not in violation of any law, statute, rule or regulation applicable to Paltar the violation of which would have had or will have a Paltar Material Adverse Effect.  The execution and delivery of this Agreement by Paltar, the performance by Paltar of its obligations pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation of, or conflict with, or constitute with or without the passage of time and giving of notice, either a default under, Paltar’s formation or governing documents, each as amended to date, or any of its instruments, judgments, orders, writs, decrees, contracts, agreements, nor result in (except as contemplated hereby) the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Paltar or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Paltar, its business or operations or any of its assets or properties (including the Assets and the Applications).

iv. Except for the Required Approvals and filings and recordings in connection with this Agreement, and except as have been obtained and are in effect, no consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Paltar is required in connection with the valid execution and delivery of this Agreement.

v. Paltar is the sole legal and beneficial owner of the Assets free and clear of any lien or other encumbrance other than liens or encumbrances arising under (collectively, the “Existing Liens”): (A) this Agreement, (B) the Earning Agreements and any agreement or arrangement referred to therein or in any Permit listed on Exhibit A-1 or Exhibit A-2 attached hereto on the date hereof as being applicable to each Permit comprising the Assets, (C) the Letter Agreement, and (D) the security interests of John Hislop and the David N. Siegel Family Trust in the Assets under any indebtedness of Paltar, including each Promissory Note issued by Paltar to John Hislop and the David N. Siegel Family Trust on or around the date hereof, in the aggregate amount of AUD$428,000 (collectively, the “Paltar-Hislop-Siegel Notes”).

vi. Subject to obtaining all of the Required Approvals, Paltar has the full power and authority to transfer or cause to be transferred the Assets to Nation free and clear of any charges, encumbrances, liens or claims, other than the Existing Liens.

vii. No options or other agreements providing for the acquisition of all or some of the Assets (other than this Agreement) are outstanding.

viii. Paltar is not affected by an Insolvency Event, where the term “Insolvency Event” means an administrator, liquidator, receiver, receiver and manager or other controller (as defined in the Corporations Act 2001 (Cth)) being appointed to, or over, any of the property or undertaking of Paltar; or Paltar being unable to pay its debts when they become due and payable.

(b) Representations and Warranties of Nation.  Nation represents, warrants and covenants to Paltar as follows:

i. Nation is a Wyoming corporation duly organized, validly existing and in good standing under the laws of Wyoming and has all requisite corporate power and authority to carry on its business and own and operate its properties as now conducted and as proposed to be conducted and to perform its obligations pursuant to this Agreement.

ii. All corporate action on the part of Nation, its officers, directors, and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Nation hereunder have been taken or will be taken. This Agreement, when executed and delivered by Nation, shall constitute a valid and legally binding obligation of Nation, enforceable against Nation in accordance with its respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

9. Covenants.

(a) Covenants of Paltar.  Except as contemplated by the Letter Agreement, Paltar agrees during the term of this Agreement to (1) conduct its business in the ordinary and normal course and shall not enter into any transaction which would cause any of Paltar’s representations or warranties in this Agreement to be incorrect at any time or constitute a breach of any covenant or agreement of Paltar in this Agreement at any time, (2) not take any action which would result in any Paltar Material Adverse Effect or to sell, transfer, encumber or dispose of any of the Assets or related entitlements, except as permitted in writing by Nation, and (3) not, without the prior written consent of Nation, which may be granted or withheld by Nation in its sole and absolute discretion, (A) transfer or create further encumbrances on the Assets in addition to the Existing Liens or (B) cause or permit Officer to transfer any of its assets.

(b) Covenants of Nation.  Except as contemplated by the Letter Agreement, Nation agrees during the term of this Agreement to conduct its business in the ordinary and normal course and shall not enter into any transaction which would cause any of Nation’s representations or warranties in this Agreement to be incorrect or constitute a breach of any covenant or agreement of Nation in this Agreement.

10. Conversion of Applications into Permits.  Paltar agrees to (A) inform Nation of all actions necessary in its good faith, reasonable judgment required to be taken in order to maintain the Applications or convert the Applications into exploration permits, as the case may be, and (B) take all such actions as may be requested by Nation to cause the Applications to be maintained or converted into exploration permits.  All direct, out-of-pocket costs associated with such requested actions shall be borne by Nation.  To the extent any such Application is converted into an exploration permit, Exhibit A-1 and Exhibit A-2 attached hereto shall be deemed to have been updated automatically to include such exploration permit, as appropriate, and Exhibit B attached hereto shall be deemed to have been updated automatically to exclude such Application (or portion thereof), and such newly issued exploration permit shall be deemed to be a Permit for all purposes hereunder except as specified in Section 8(a)v(B).

11. Further Assurances.  The parties agree that at any time, and from time to time until the earlier of (a) the termination of this Agreement in accordance with its terms or (b) in the event of a consummation of the Closing, sixteen (16) months following the Closing Date, at the requesting party’s expense, as applicable, each party will promptly execute and deliver all further instruments and documents, and take all further action, requested by the other party that may be necessary or desirable in order to in order to more effectively consummate the transactions contemplated hereby.

12. Confidentiality. Nation shall maintain the terms of any information disclosed to it pursuant to the terms of Section 5(c) (the “Confidential Information”) in confidence; provided, that Nation may disclose such Confidential Information to those of its partners, officers, directors, employees, affiliates, agents, sources of financing, advisors and attorneys who need to know such information for the purpose of evaluating the transaction contemplated by this Agreement or who otherwise need to know such information under this Agreement or any of the Transaction Agreements (it being understood and agreed that Nation has advised such persons of their obligations concerning the confidentiality of all client affairs and information and shall instruct such persons to maintain the confidentiality of such Confidential Information).

13. Public Disclosure.  Each of the parties hereby agrees with the other party that, except as may be required by the e Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder or other applicable provisions of law or the rules and regulations of each stock exchange or other automated quotation system upon which the securities of one of the parties is listed or to which such securities are admitted for trading, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by both parties hereto.

14. Miscellaneous.

(a) Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Wyoming, without giving effect to principles of conflicts of law.

(c) Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means, including PDF format, shall be deemed to be their original signatures for any purposes whatsoever.

(d) Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day or (c) three (3) business days after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on the signature pages hereto, or as subsequently modified by written notice.

(f) Amendments and Waivers.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by such waiving party.  The failure or delay of either party to require performance by the other party of any provision of this Agreement shall not affect its right to require performance of such provision unless and until such performance has been waived by such party in writing in accordance with the terms hereof.  No waiver by either party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  No modification or amendment of any provisions of this Agreement shall be valid unless it is in writing and signed by Paltar and Nation and that the Board of Directors of Nation Energy Inc. has expressly voted in favor of such amendment (in writing or at a properly convened meeting of such Board of Directors in which any holders of equity interests of Paltar have abstained from such vote).

(g) Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (1) such provision shall be excluded from this Agreement, (2) the balance of the Agreement shall be interpreted as if such provision were so excluded and (3) the balance of the Agreement shall be enforceable in accordance with its terms.

(h) Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and thereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled, excluding, for the avoidance of doubt, the Letter Agreement.

(i) Goods and Services Tax. Where the grant of the option under this Agreement or anything else done or agreed to be done by a party ("supplier") for another party ("recipient") under this Agreement (all those things being "supply") attracts or creates a liability in the supplier to pay, or remit amounts in respect of, any payment to be made or consideration to be given by the recipient (including the option fee) in respect of the supply must be increased so that the supplier obtains, after paying or remitting the GST, the same payment or consideration as it would in the absence of a GST, and the increase in the payment or consideration is sufficient to cover all of the GST payable in respect of the supply at the increased level of payment or consideration. This clause does not apply to any payment that is expressed to be or is calculated as being inclusive of GST, except to the extent that the rate of GST payable by the supplier is increased above 10%.  Despite any other provision of this Agreement, the Recipient need not make a payment under this Agreement until the Supplier has given the Recipient a valid tax invoice in the form required by the A New Tax System (Goods and Services Tax) Act 1999 (Cth) in respect of the relevant supply.  All words and phrases used in this Agreement which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) (“GST Act”) shall have the meaning attributed to the words and phrases in the GST Act.

(j) Choice of Counsel; Construction.  The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the terms of this Agreement and to consult with separate counsel of its own choosing.  Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the drafter of this Agreement, and agree that this Agreement shall be construed as a whole, according to the fair meaning of the language used.

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IN WITNESS WHEREOF, the parties have caused this Option Agreement to be executed by their authorized representatives as of the date first above written.

PALTAR PETROLEUM LIMITED by 2 of its directors or 1 of its directors and 1 secretary in accordance with section 127 of the Corporations Act 2001 (Cth):

By:/s/ Darrel Causbrook
Name:  Darrel John Causbrook
Title: Director

By: /s/ Nick Tropea
Name: Nick Tropea
Title: Secretary

Address for Notices:

Level 10
32 Martin Place
Sydney NSW Australia 2000

with a copy (which shall not constitute notice) to:

______________________________

______________________________

______________________________

NATION ENERGY INC.:

By: /s/ John Hislop
Name:  John Hislop
Title:	President, Chief Executive Officer, Chairman of the Board, Chief Financial Officer, and Director

Address for Notices:

Suite F-1500 West 16th Avenue
Vancouver, BC
V6J 2L6 Canada

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
c/o David Brody
1200 Seventeenth Street, Suite 1500
Denver, CO 80202

Schedule 1

Earning Agreements

1.	EP 136 Earning Agreement, dated August 30, 2015, by and between Paltar Petroleum Limited (ACN 149 987 459) and Nation Energy (Australia) Pty Ltd (ACN 606 533 046).

2.	EP 143 Earning Agreement, dated August 30, 2015, by and between Paltar Petroleum Limited (ACN 149 987 459) and Nation Energy (Australia) Pty Ltd (ACN 606 533 046).

3.	EP 231 Earning Agreement, dated August 30, 2015, by and between Paltar Petroleum Limited (ACN 149 987 459) and Nation Energy (Australia) Pty Ltd (ACN 606 533 046).

4.	EP 232 Earning Agreement, dated August 30, 2015, by and between Paltar Petroleum Limited (ACN 149 987 459) and Nation Energy (Australia) Pty Ltd (ACN 606 533 046).

5.	EP 234 Earning Agreement, dated August 30, 2015, by and between Paltar Petroleum Limited (ACN 149 987 459) and Nation Energy (Australia) Pty Ltd (ACN 606 533 046).

6.	EP 237 Earning Agreement, dated August 30, 2015, by and between Paltar Petroleum Limited (ACN 149 987 459) and Nation Energy (Australia) Pty Ltd (ACN 606 533 046).

7.	EP 468 Earning Agreement, dated August 30, 2015, by and between Officer Petroleum Pty Ltd (ACN 142 330 738) and Nation Energy (Australia) Pty Ltd (ACN 606 533 046).

Exhibit A-1

Exploration Permits (50% Interest)

Permits	Holder	Permit Date
EP 136	Paltar	28/08/2012
EP 143	Paltar	28/08/2012

Exhibit A-2

Exploration Permits (100% Interest)

Permits	Holder	Permit Date
EP 231	Paltar	05/09/2012
EP 232	Paltar	03/10/2013
EP 234	Paltar	05/09/2012
EP 237	Paltar	05/09/2012

Exhibit B

Applications

Applications	Applicant	Application Date
EP(A) 197	Sweetpea	09/03/20101
EP(A) 230	Paltar	19/08/2011
EP(A) 233	Paltar	19/08/2011
EP(A) 235	Paltar	19/08/2011
EP(A) 236	Paltar	19/08/2011
EP(A) 238	Paltar	19/08/2011
EP(A) 239	Paltar	19/08/2011
EP(A) 240	Paltar	19/08/2011
EP(A) 241	Paltar	19/08/2011
EP(A) 242	Paltar	19/08/2011
EP(A) 243	Paltar	19/08/2011
EP(A) 244	Paltar	19/08/2011
EP(A) 245	Paltar	19/08/2011
EP(A) 246	Paltar	19/08/2011
EP(A) 247	Paltar	19/08/2011
EP(A) 248	Paltar	19/08/2011
EP(A) 249	Paltar	19/08/2011
EP(A) 250	Paltar	23/08/2011
EP(A) 251	Paltar	23/08/2011
NTC/P 12	Paltar	23/08/2011
NTC/P 13	Paltar	23/08/2011
EP(A) 266	Paltar	18/10/2011
EP(A) 267	Paltar	18/10/2011
EP(A) 268	Paltar	18/10/2011
EP(A) 269	Paltar	18/10/2011
EP(A) 270	Paltar	18/10/2011
EP(A) 271	Paltar	18/10/2011
EP(A) 272	Paltar	18/10/2011
EP(A) 273	Paltar	18/10/2011
EP(A) 306	Paltar	22/08/2011

1 Partial interest in any exploration permit granted as a result of the Application, as provided in the Joint Venture Operating Agreement with Sweetpea Petroleum Pty Limited dated 16 September 2011, but only if such permit is granted on or before 31 December 2016.